Exhibit 5.1

To: WillScot Mobile Mini Holdings Corp. 4646 E. Van Buren Street, Suite 400 Phoenix, Arizona 85008	Allen Overy Shearman Sterling US LLP 1221 Avenue of the Americas New York, NY 10020 Tel +1 212 610 6300 Fax +1 212 610 6399

May 20, 2024

RE:	Registration Statement on Form S-4 (File No. 333-278544)

Ladies and Gentlemen:

We have acted as counsel to WillScot Mobile Mini Holdings Corp., a Delaware corporation (the “Company”), in connection with (i) the Agreement and Plan of Merger, dated January 28, 2024 (the “Merger Agreement”), by and among the Company, Brunello Merger Sub I, Inc., a California corporation and a direct wholly owned subsidiary of the Company (“Merger Sub I”), Brunello Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub II”) and McGrath RentCorp (“McGrath”), pursuant to which, subject to the approval of the McGrath shareholders and the satisfaction or (to the extent permitted by law) waiver of other specified closing conditions, Merger Sub I will merge with and into McGrath (the “First-Step Merger”), with McGrath surviving the First-Step Merger and, immediately thereafter, McGrath will merge with and into Merger Sub II (the “Second-Step Merger”, and together with the First-Step Merger, the “Integrated Mergers”), with Merger Sub II surviving the Second-Step Merger as a wholly owned subsidiary of the Company, and (ii) the preparation and filing of the Company’s Registration Statement on Form S-4, as amended by Amendment No. 1 and Amendment No. 2 thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares of its Common Stock, par value $0.0001 per share (the “Shares”), to be issued in the Integrated Mergers in accordance with the Merger Agreement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

i.	the Registration Statement;

ii.	the Merger Agreement;

iii.	the Company’s Amended and Restated Certificate of Incorporation, as amended; and

iv.	the Company’s Fifth Amended and Restated Bylaws.

Allen Overy Shearman Sterling US LLP is a limited liability partnership organised under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD.
Allen Overy Shearman Sterling US LLP is an affiliate of Allen Overy Shearman Sterling LLP. Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), Johannesburg, London, Los Angeles, Luxembourg, Madrid, Menlo Park, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with this opinion. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In such examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based upon the foregoing and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that, when the Registration Statement has become effective under the Securities Act, the Shares will have been duly authorized by the Company, and, when issued and delivered by the Company in accordance with the terms of the Merger Agreement and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Common Stock” in the joint proxy statement/prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

The opinions set forth in this letter are effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereafter may be brought to our attention. We express no opinions other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is given for the sole benefit of the persons to whom the opinion letter is addressed. This opinion letter may not be relied on by any other person without our prior written consent.

Sincerely yours,

/s/ Allen Overy Shearman Sterling US LLP

Allen Overy Shearman Sterling US LLP

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